UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 30, 2006

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1300 Wilson Boulevard

Suite 400

Arlington, Virginia 22209

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (703) 526-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 1.01. Entry into a Material Definitive Agreement.

Employment Agreement with Scott Ball. On April 3, 2006, The Mills Corporation (“TMC”) entered into an employment agreement with F. Scott Ball, who is currently employed by TMC as its Executive Vice President, Asset Management. The following summary of the employment agreement is qualified in its entirety by the copy of the employment agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Ball’s employment period, for purposes of the agreement, commenced on the date of the agreement and will continue until December 31, 2007, provided that on January 1, 2008 and on each January 1 thereafter, the employment period will automatically be extended for one year unless either party has given at least ninety days prior written notice of nonrenewal. The employment agreement provides for an annual base salary at the rate of $365,000, reviewable on or about April 1, 2006 and at least annually thereafter for such adjustments as may be determined to be appropriate by the Executive Compensation Committee of TMC’s Board of Directors (the “Committee”). Under the employment agreement, Mr. Ball is eligible to participate in TMC’s annual short-term performance incentive plan for executives as well as its long-term incentive plan, with target awards and actual bonuses under each such plan to be determined by the Committee in its discretion; provided that for calendar years 2005 and 2006 his annual bonus award will be at least 40% of his base salary as of April 1, 2005 and April 1, 2006, respectively. The employment agreement also provides that Mr. Ball will be entitled to participate in all benefit programs, policies or plans adopted by TMC and applicable to its senior executives in the same or similar positions to that of Mr. Ball. Under his employment agreement, Mr. Ball is also entitled on or about August 15, 2006 to receive a one-time bonus of $400,000.

In addition, in the event that termination of employment occurs due to death or “Disability” (as defined in the employment agreement), Mr. Ball or his beneficiary will be entitled to benefits under any benefit programs in which he participates, and to any long-term incentive plan awards, to the extent provided for in the programs and plans under which those benefits and awards were granted. The vesting of any stock options or other equity-based compensation awards, and all other rights under such awards, will be determined in accordance with the plans under which the awards were granted and any agreements evidencing such awards, except that, for this purpose, Mr. Ball will be considered to have been employed at the end of the calendar year in which termination of his employment occurred.

If the Company terminates Mr. Ball’s employment without “Cause” (as defined in the employment agreement), or if he voluntarily terminates his employment for “Good Reason” (as defined in the employment agreement), upon his execution and return of a release of claims, he will be entitled to a lump sum cash payment equal to (i) two times the sum of his then-current base salary and his target annual bonus for the year in which he is terminated plus (ii) a pro rata cash payment equal to his target annual bonus for the year of termination based on service for such bonus year through the date of termination. In addition, Mr. Ball’s vesting and other rights with respect to stock options and other equity-based compensation awards will be treated in accordance with the relevant plans under which such grants were made, provided that Mr. Ball will be considered for such purpose to have been employed at the end of the calendar year in which the termination occurred. His entitlement to benefits under any benefit programs and his long-term incentive plan awards will be determined in accordance with the provisions of such programs and plans, provided that the Company shall provide, at its expense, continued participation for 24 months in any medical and dental insurance plans (as they may be modified) in which Mr. Ball or his dependents participated.

If the Company terminates Mr. Ball for “Cause” or if he voluntarily terminates his employment for other than “Good Reason,” his entitlement to benefits under any benefit programs and his long-term incentive plan awards will be determined in accordance with the provisions of such programs and plans, and he will forfeit all unvested equity or equity-based compensation awards.

If within 24 months of a “Change in Control” (as defined in the employment agreement) the Company or its successor terminates Mr. Ball’s employment for reasons other than death, “Disability” or “Cause” or Mr. Ball terminates his employment for “Good Reason,” Mr. Ball will be entitled to the same payments and benefits as if he had been terminated by the Company without “Cause” or if he voluntarily terminated his employment for “Good

Reason,” as described above, except that notwithstanding provisions to the contrary in any long-term incentive plan, Mr. Ball shall be entitled to the payment of the full amount (without pro ration) of any unvested long-term incentive plan awards that have been made to him for any performance period that has commenced. If Mr. Ball voluntarily terminates his employment with the Company or its successor for any reason during the 30 day period commencing on the first anniversary of the effective date of a “Change in Control,” such termination will be considered a “Good Reason” termination. The employment agreement also contains non-compete, non-solicit and confidentiality covenants.

Employment Arrangements with Richard J. Nadeau. See Item 5.02 below.

Item 1.02. Termination of a Material Agreement

Termination of Employment of Kenneth R. Parent. Effective April 1, 2006, the employment of Kenneth R. Parent, formerly Chief Operating Officer of TMC, terminated. The amount of any severance that may be provided to Mr. Parent as a result of the termination of his employment has not been determined. Pending such determination, TMC expects to pay Mr. Parent $20,000 per month for making himself available on business issues and to continue his existing health insurance benefits to the extent consistent with the applicable benefit plans. It is expected that the value of these payments and benefits will be offset against any severance arrangement subsequently entered into with Mr. Parent or any other obligation of TMC to Mr. Parent.

Termination of Employment of James F. Dausch. As part of the further reduction in force described under Item 2.05 below, effective May 2, 2006, the employment of James F. Dausch, currently President, Development Division, will terminate. Pursuant to the terms of his employment agreement, Mr. Dausch will receive a severance payment of approximately $912,000 plus a pro-rated short-term performance incentive plan payment of approximately $84,000 based on his target award for 2006 under that plan. He will also continue to be covered under TMC’s medical, vision and dental plans for 24 months, the final 18 months as a participant through COBRA. In addition, he will continue to receive coverage under TMC’s long-term disability and long-term care plans for 24 months as well as any coverage under supplemental life insurance for 24 months. Under TMC’s short-term performance incentive plan, Mr. Dausch is also eligible to receive between 0% to 55% of his base salary as a bonus for 2005 depending on TMC’s performance for that year. Additional amounts may be payable to him under TMC’s long-term performance plan for the 2003-2005, 2004-2006, 2005-2007 and 2006-2008 performance cycles, which amounts are not determinable at this time. In the event of a change in control of TMC within six months after his termination of employment, Mr. Dausch may become entitled to receive certain additional amounts as set forth in his employment agreement. It is expected that Mr. Dausch will serve as a consultant to TMC after May 2, 2006 with respect to state and local matters relating to TMC’s Meadowlands development project and advising TMC’s management regarding that project. The terms of the consulting contract with Mr. Dausch have not yet been finalized.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On March 30, 2006, TMC implemented a further workforce reduction with emphasis on the development division, as the TMC sizes the organization and overhead spending commensurate with its ongoing operations and development projects. This workforce restructuring will result in the elimination of approximately 70 positions. TMC expects to record charges related to the workforce reduction of approximately $3 million in the first quarter of 2006, all of which has been or will be paid in cash.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 5, 2006, TMC announced that Richard J. Nadeau, age 51, who was appointed Executive Vice President, Finance and Accounting on March 13, 2006, will transition to the position of Chief Financial Officer. He will work closely with M.J. Morrow, TMC’s current Chief Financial Officer, and the rest of TMC’s financial team. Mr. Nadeau’s employment with TMC commenced on March 27, 2006.

From March 2005 to March 2006, Mr. Nadeau was Vice President and Chief Financial Officer of Colt Defense LLC, a privately held designer, developer and manufacturer of small arms and weapon systems for the

U.S. military, its allies and federal, state and local law enforcement agencies. From June 2002 to March 2005, Mr. Nadeau was a partner at the accounting firm of KPMG LLP, and, from May 1977 to June 2002, Arthur Andersen LLP, where he served as a commercial audit partner, primarily serving government contractors and real estate companies. While at KPMG LLP, Mr. Nadeau was also the engagement and audit partner for several real estate companies, including two publicly traded REITs, and served as an SEC reviewing partner with responsibility for quality control and concurring partner oversight responsibility for several public companies in the Mid-Atlantic region. He also provided consulting and attest services related to Sarbanes –Oxley Section 404 engagements and advised KPMG LLP public company clients on strategies for achieving compliance.

Mr. Nadeau will receive an initial annual salary of $365,000. He will be eligible to participate in TMC’s performance incentive bonus plan with a target bonus of 45% of his annual base salary and will be eligible to participate in TMC’s long-term incentive plan with a target award of 80% of his annual base salary. Mr. Nadeau will also receive 35,000 shares of restricted stock, which will vest 17,500 shares on April 1, 2009 and 17,500 shares on April 1, 2010, subject to the terms and conditions of TMC’s 2004 Stock Incentive Plan. The vesting of the restricted stock will accelerate immediately prior to any change in control of TMC (as defined in the 2004 Stock Incentive Plan). Mr. Nadeau will also be eligible to participate in TMC’s benefit plans for executives, including an additional annual taxable benefits allowance of $18,000 and up to $5,000 annual reimbursement for financial planning assistance. TMC expects to enter into an employment agreement with Mr. Nadeau reflecting these and other terms as may be negotiated and agreed to by the parties, including the severance amount that would be payable to him in the event of a change in control of TMC.

Item 8.01. Other Events.

On March 17, 2006, TMC disclosed under an Item 3.01 Form 8-K that it had notified the New York Stock Exchange (“NYSE”) that its 2005 Form 10-K will be filed late. The NYSE has notified TMC that it has until six months after the filing due date to file its 2005 Form 10-K with the SEC before the NYSE would commence suspension and delisting procedures. If TMC fails to file its 2005 Form 10-K within such period, then upon the request of TMC the NYSE may, in its sole discretion, allow TMC’s securities to trade for up to an additional six months depending on specific circumstances, as outlined in Section 802.01E of the NYSE Listed Company Manual. If the NYSE determined that an additional six-month trading period was not appropriate, suspension and delisting procedures would commence. If the NYSE determined that an additional trading period of up to six months was appropriate and TMC failed to file its annual report by the end of that period, suspension and delisting procedures would also generally commence. Until TMC is current with all of its annual and interim SEC filing requirements, the NYSE will identify TMC as a late filer on the NYSE’s website and consolidated tape by affixing the letters “LF” to all of TMC’s listed issues.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description
10.1	Employment Agreement, dated April 3, 2006, by and between The Mills Corporation and F. Scott Ball

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ MARY JANE MORROW
Name:	Mary Jane Morrow
Title:	Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By:	The Mills Corporation, its general partner

By:	/s/ MARY JANE MORROW
Name:	Mary Jane Morrow
Title:	Executive Vice President and Chief Financial Officer

Date: April 5, 2006

EXHIBIT INDEX

Exhibit No.
10.1	Employment Agreement, dated April 3, 2006, by and between The Mills Corporation and F. Scott Ball